Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Newmont Corporation (formerly Newmont Mining Corporation) Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (No. 333-188128) pertaining to the Newmont Mining Corporation 2013 Stock Incentive Compensation Plan and 2020 Stock Incentive Compensation Plan of our reports dated February 20, 2020, with respect to the consolidated financial statements and schedule and the effectiveness of internal control over financial reporting of Newmont Corporation included in its Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado
May 6, 2020